Exhibit 99.1

Lesaka enters new employment arrangement with Steven Heilbron to June 2025

JOHANNESBURG, January 4, 2023 - Lesaka Technologies, Inc. (Nasdaq: LSAK; JSE: LSK) ("Lesaka" or the "Company") today announced that it has entered a new employment arrangement with Mr. Steven Heilbron, for the period from January 1, 2023 to June 30, 2025.

Mr. Heilbron has been the Chief Executive Officer of the Connect Group since 2013 and joined Lesaka following the acquisition of Connect in the same capacity. Mr. Heilbron has two decades of financial services experience, having spent 19 years working for Investec in South Africa and the UK, where he served as Global Head of Private Banking and Joint Chief Executive Officer of Investec Bank plc. He led a private consortium that acquired Cash Connect Management Solutions (Pty) Ltd in 2013 and presided over the significant organic growth in the rebranded Connect Group, as well as spearheading the successful acquisition and integration of Kazang into the Connect Group.

“I am delighted that Steven will remain with us until at least June 30, 2025,” said Mr. Chris Meyer, Lesaka Group CEO. “Steven has been pivotal in growing Connect into a profitable, high-growth and leading South African fintech company, and integrating Connect into the Lesaka Group. Steven offers deep experience and knowledge in building businesses to scale in expanding markets, which supports Lesaka’s vision to bring financial inclusion to Consumers & Merchants in southern Africa. Steven's role will transition towards a focus on Group Strategy, M&A and Special Projects,” he concluded.

About Lesaka (www.lesakatech.com)

Lesaka Technologies, (Lesaka™) is a South African Fintech company that utilizes its proprietary banking and payment technologies to deliver superior financial services solutions to merchants (B2B) and consumers (B2C) in Southern Africa. Lesaka's mission is to drive true financial inclusion for both merchant and consumer markets through offering affordable financial services to previously underserved sectors of the economy. Lesaka offers cash management solutions, growth capital, card acquiring, bill payment technologies and value-added services to formal and informal retail merchants as well as banking, lending, and insurance solutions to consumers across Southern Africa. The Lesaka journey originally began as "Net1" in 1997 and later rebranded to Lesaka (2022), with the acquisition of Connect. As Lesaka, the business continues to grow its systems and capabilities to deliver meaningful fintech-enabled, innovative solutions for South Africa's merchant and consumer markets.

Lesaka has a primary listing on NASDAQ (NasdaqGS: LSAK) and a secondary listing on the Johannesburg Stock Exchange (JSE: LSK). Visit www.lesakatech.com for additional information about Lesaka Technologies (Lesaka ™).

Investor Relations Contact:

Phillipe Welthagen

Email : phillipe.welthagen@lesakatech.com

Mobile: +27 84 512 5393

ICR

Email: LesakaIR@icrinc.com

Media Relations Contact:

Janine Bester Gertzen

Email: Janine@thenielsennetwork.com